Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Adds John McClain as Chief Financial Officer

NEW YORK, October 28, 2015 /PRNewswire/ -- Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; “Lindblad” or the "Company"), a global provider of expedition cruises and adventure travel experiences, announced today it has named John McClain as its Chief Financial Officer. He will join Lindblad on November 10, 2015. Mr. McClain brings a long history of leadership positions in a wide range of public companies, most recently serving as the chief financial officer of The Jones Group Inc. until its sale to Sycamore Partners in April 2014. Prior to Jones, he held senior positions at Avis Budget Group, Inc., Cendant Corporation, Sirius Satellite Radio Inc., ITT Corporation and Arthur Andersen & Co.

Lindblad’s appointment of Mr. McClain was the result of a national CFO search started after the company announced it would become a public company through a merger with Capitol Acquisition Corp. II. Current Chief Operating Officer Ian Rogers, who previously also held the CFO title, will continue as COO and be focused on driving Lindblad’s existing operations and its significant growth initiatives.

Lindblad’s President & CEO Sven-Olof Lindblad said, "I am thrilled that John is joining our team. He is a seasoned executive with significant experience leading and overseeing all of the financial functions of large complex businesses. He has had a distinguished career that spans more than two decades across a variety of industries including notable travel and hospitality companies."

Mark D. Ein, Chairman of Lindblad added, "John will be a great addition to our leadership team at Lindblad bringing public company, financial market and M&A expertise as we execute our plans to expand the fleet and opportunistically seek compelling strategic acquisitions to grow our platform.”

Mr. McClain will be based at Lindblad’s headquarters in New York.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership's educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.